Ex 99.1

ACME UNITED CORPORATION NEWS RELEASE

CONTACT: Paul G. Driscoll Acme United Corporation 1 Waterview Drive Shelton, CT 06484

Phone: (203) 254-6060

FOR IMMEDIATE RELEASE April 17, 2025

ACME UNITED REPORTS 5% INCREASE IN EARNINGS PER SHARE FOR FIRST QUARTER OF 2025

SHELTON, CT – April 17, 2025 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended March 31, 2025 were $46.0 million compared to $45.0 million for the quarter ended March 31, 2024, an increase of 2%.

Net income was $1.65 million, or $0.41 per diluted share, for the quarter ended March 31, 2025, compared to $1.64 million, or $0.39 per diluted share, for the comparable period last year, an increase of 1% in net income and 5% in diluted earnings per share.

Chairman and CEO Walter C. Johnsen said, “We had a solid quarter overall, building on our strong year in 2024. Our net sales in first aid increased 14% during the first quarter of 2025. Sales of our Westcott cutting tools declined this quarter due to a large initial shipment of craft items in last year’s first quarter to a major U.S. retailer in a very successful product launch which did not repeat this quarter.”

“The current tariff environment is very uncertain and challenging. Our team is working to minimize the impact of these uncertainties to both Acme and our customers. We expect to reduce costs through supplier negotiations and lower shipping costs and benefit from more than $2.0 million in productivity savings this year from our investments in our operations. And we will be increasing prices where necessary.”

Mr. Johnsen added, “I believe the company is well positioned to increase market share from competitors with less diversified supply bases or less efficient cost structures. I also believe there will be opportunities for Acme United to make new strategic acquisitions.”

For the first quarter of 2025, net sales in the U.S. segment increased 3% compared to the same period in 2024. Sales of first aid and medical products were strong, while sales of

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school and office products declined mainly due to a large initial order of craft products to a major mass market retailer that took place in the first quarter of 2024 and did not repeat in the first quarter of 2025.

European net sales for the first quarter of 2025 decreased 7% in U.S. dollars and 4% in local currency compared to the first quarter of 2024 due primarily to a large promotion in the first quarter of 2024 that did not repeat this year. We anticipate that the sales of these products will be more evenly spread throughout 2025.

Net sales in Canada for the first quarter of 2025 increased 5% in U.S. dollars and 6% in local currency compared to the same period in 2024. Sales of first aid products were strong, while sales of school and office products continued to be adversely impacted by a soft economy.

Gross margin was 39.0% in the first quarter of 2025 versus 38.7% in the comparable period last year.

The Company’s bank debt less cash on March 31, 2025 was $27.2 million compared to $31.5 million on March 31, 2024. During the twelve-month period ended March 31, 2025, the Company paid approximately $6.1 million for the acquisition of the assets of Elite First Aid Inc., distributed $2.2 million in dividends on its common stock and generated approximately $12.0 million in free cash flow.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Thursday, April 17, 2025, at 12:00 p.m. ET. To listen or participate in a question and answer session, dial 877-407-0784. International callers may dial 201-689-8560. The confirmation code is 13752605. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, First Aid

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Central®, PhysiciansCare®, Pac-Kit®, Spill Magic®, Westcott®, Clauss®, DMT®, Med-Nap and Elite First Aid. For more information, visit www.acmeunited.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements” including statements contained in this report and in other communications by the Company, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our beliefs as well as assumptions made by and information currently available to us. When used in this document, words like “may,” “might,” “will,” “except,” “anticipate,” “believe,” “potential,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that may impact the Company’s business, operations and financial results.

These risks and uncertainties include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates by the United States or foreign governments; (iv) the continuing adverse impact of inflation, including product costs, and interest rates; (v) potential adverse effects on the Company, its customers, and suppliers resulting from the conflicts in Ukraine and the Middle East; (vi) additional disruptions in the Company’s supply chains, whether caused by pandemics, natural disasters, including trucker shortages, strikes, port closures or otherwise; (vii) labor related costs the Company has and may continue to incur, including costs of acquiring and training new employees and rising wages and benefits; (viii) currency fluctuations; (ix) the Company’s ability to effectively manage its inventory in a rapidly changing business environment; (x) changes in client needs and consumer spending

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habits; (xi) the impact of competition; (xii) the impact of technological changes including, specifically, the growth of online marketing and sales activity; and (xiii) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; and (xiv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FIRST QUARTER REPORT 2025
(Unaudited)

	Quarter Ended	Quarter Ended
Amounts in 000's except per share data	March 31, 2025	March 31, 2024

Net sales	$45,958	$44,956
Cost of goods sold	28,041	27,560
Gross profit	17,917	17,396
Selling, general and administrative expenses	15,491	14,838
Operating income	2,426	2,558
Interest expense	426	476
Interest income	(29)	(33)
Net interest expense	397	443
Other income, net	(90)	(44)
Income before income tax expense	2,119	2,159
Income tax expense	466	523
Net income	$1,653	$1,636

Shares outstanding - basic	3,754	3,650
Shares outstanding - diluted	4,065	4,213

Earnings per share - basic	$0.44	$0.45
Earnings per share - diluted	0.41	0.39

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
FIRST QUARTER REPORT 2025
(Unaudited)

Amounts in $000's

	March 31, 2025	March 31, 2024
Assets
Current assets:
Cash and cash equivalents	$3,446	$2,443
Accounts receivable, net	30,814	32,966
Inventories	57,274	56,887
Prepaid expenses and other current assets	5,311	6,107
Total current assets	96,845	98,403

Property, plant and equipment, net	32,153	28,863
Operating lease right of use asset	4,443	5,530
Intangible assets, less accumulated amortization	19,690	18,396
Goodwill	9,908	8,189
Total assets	$163,039	$159,381

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,433	$7,907
Operating lease liability - short term	1,533	1,577
Mortgage payable - short term	441	424
Other current liabilities	10,662	11,930
Total current liabilities	20,069	21,838

Long-term debt	20,428	23,294
Mortgage payable - long term	9,769	10,179
Operating lease liability - long term	3,012	4,063
Other non-current liabilities	1,480	915
Total liabilities	54,758	60,289
Total stockholders' equity	108,281	99,092
Total liabilities and stockholders' equity	$163,039	$159,381